Exhibit 99.1

Contacts:       Investors/Analysts
                        Tiffany Louder
        Alliance Data
                        214-494-3048
                        Tiffany.Louder@alliancedata.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@alliancedata.com

Alliance Data Reports Record Full-Year 2014 Results

•	Revenue Increases 23 Percent to $5.3 Billion
•	Core EPS Increases 26 Percent to $12.56
•	Conversant Acquisition Closed

Dallas, TX, February 5, 2015 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the year ended December 31, 2014.

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)	2014	2013	% Change	2014	2013	% Change
Revenue	$1,486	$1,141	+30%	$5,303	$4,319	+23%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$0.86	$1.79	-52%	$7.87	$7.42	+6%
Diluted shares outstanding	61.1	66.0	-7%	62.4	66.9	-7%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$437	$321	+36%	$1,597	$1,374	+16%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$383	$290	+32%	$1,426	$1,250	+14%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.45	$2.39	+44%	$12.56	$10.01	+26%

(a)
Alliance Data acquired 60 percent of Netherlands-based BrandLoyalty on January 2, 2014. Profitability measures shown above are net of amounts attributable to the 40 percent not acquired, referred to as 'non-controlling interest'.

(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
February 5, 2015

CONSOLIDATED RESULTS
FOURTH QUARTER: Revenue increased 30 percent to $1.5 billion while adjusted EBITDA, net increased 32 percent to $383 million for the fourth quarter of 2014. EPS decreased 52 percent to $0.86 for the fourth quarter of 2014, due to $2.05 in acquisition related charges. Core EPS, which excludes these charges, increased 44 percent to $3.45 for the fourth quarter of 2014. The acquisition related charges are comprised of $7 million in direct transaction costs associated with the Conversant acquisition and a $106 million one-time earn-out charge associated with the BrandLoyalty acquisition.
Diluted shares outstanding were 61.1 million for the fourth quarter of 2014, down approximately 7 percent compared to the same period in 2013. The issuance of 4.6 million shares on December 10, 2014 in connection with the Conversant acquisition added 1.1 million shares to the diluted share count for the fourth quarter of 2014.
FULL YEAR: Revenue increased 23 percent to $5.3 billion while adjusted EBITDA, net increased 14 percent to $1.4 billion for 2014. EPS increased 6 percent to $7.87, reduced for the acquisition related charges discussed above, while core EPS increased 26 percent to $12.56 for 2014, exceeding guidance of $12.40.
Diluted shares outstanding were 62.4 million for 2014, down approximately 7 percent compared to 2013. The issuance of 4.6 million shares on December 10, 2014 in connection with the Conversant acquisition added a nominal 0.2 million to the diluted share count for 2014.
The Company's effective tax rate was 36.2 percent in 2014, excluding the impact of the costs/charges discussed above, compared to 37.5 percent in 2013. The improvement from 2013 is due to international expansion. The Company expects a similar rate for 2015.
Ed Heffernan, president and chief executive officer, commented, "2014 was, first and foremost, a year about growth. Our Company added $1 billion to its top-line, representing a 23 percent increase compared to last year. Most notably, our organic growth rate was about 11 percent, or 4 times GDP growth, above our long-term target. In addition, we augmented our growth rate by expanding our international footprint with the addition of BrandLoyalty, and our digital product offering with the addition of Conversant during the year. This balanced growth was not at the expense of profitability, however, as we increased core EPS by 26 percent."
Heffernan continued, "LoyaltyOne had a solid year with revenue and adjusted EBITDA up 53 percent and 36 percent, respectively. On a constant currency basis, the Canadian business produced flat top- and bottom-line results in a somewhat challenging environment. AIR MILES® reward miles issued increased a disappointing 1 percent for 2014. Conversely, our European loyalty business grew its revenue and adjusted EBITDA, net at the fastest clip of any of Alliance Data's businesses. Overall, LoyaltyOne delivered

Alliance Data Systems Corporation
February 5, 2015

solid organic top-line growth of 9 percent including the pro-forma 2013 results for BrandLoyalty (i.e., prior to our ownership).
"Epsilon had a mixed year with revenue up 10 percent, driven by solid organic revenue growth of 7 percent, while adjusted EBITDA, net increased 7 percent compared to 2013. We incurred significant costs with both the ramp-up of a large client as well as greater than expected human capital costs, which prevented us from achieving the margin expansion we had expected for 2014. Epsilon has shifted to a more labor-intensive business over the last several years and, as such, we are looking to expand our off-shoring initiatives in 2015 in order to moderate the growth rate in our human capital costs.
"Private Label had another banner year with revenue and adjusted EBITDA, net up 18 percent and 16 percent, respectively, compared to 2013. We successfully leveraged a market receptive to our distinct offering by signing a record number of new clients in 2014. On top of that, we were able to increase our tender share - percentage of client sales on our card to total client sales - at existing clients by about 150 basis points. This recent holiday season is a great example of this tender share pickup. While our clients enjoyed total sales gains in the 3 to 4 percent range, sales on our card products at those clients grew approximately 12 percent."
SEGMENT REVIEW
LoyaltyOne: Revenue increased 62 percent to $398 million and adjusted EBITDA, net increased 41 percent to $96 million for the fourth quarter of 2014. Unfavorable Canadian translation rates negatively impacted revenue and adjusted EBITDA, net by $16 million and $5 million, respectively, for the fourth quarter of 2014.
AIR MILES reward miles issued increased 11 percent compared to the fourth quarter of 2013 due to increased promotional activity by several sponsors, while AIR MILES reward miles redeemed decreased 7 percent compared to the fourth quarter of 2013, primarily due to fewer redemptions for air travel.
Epsilon: Revenue increased 18 percent to $440 million and adjusted EBITDA, net increased 9 percent to $102 million for the fourth quarter of 2014, aided by the acquisition of Conversant. Adjusted EBITDA margin was 23 percent for the fourth quarter of 2014, down 180 basis points from the prior year primarily due to integration costs associated with the Conversant acquisition.
Agility Harmony®, the Company's digital messaging platform, continues to ramp-up with email volumes up over 39 percent compared to the fourth quarter of 2013. Importantly, Epsilon added to Agility Harmony's and its mobile, social, video and targeted display capabilities with the acquisition of Conversant, Inc. on December 10, 2014.

Alliance Data Systems Corporation
February 5, 2015

Private Label Services and Credit: Revenue increased 24 percent to $654 million and adjusted EBITDA, net increased 43 percent to $212 million for the fourth quarter of 2014.
Operating expenses increased 21 percent to $263 million, while the loan loss provision increased 10 percent to $143 million, benefitting from a decline in principal loss rates. Portfolio funding costs were $35 million for the fourth quarter of 2014, or 1.4 percent of average credit card receivables, 20 basis points better than the fourth quarter of 2013.
Credit sales increased 31 percent for the fourth quarter of 2014, supported by a 12 percent increase in core cardholder spending. Average credit card receivables increased 30 percent to $10.1 billion compared to the fourth quarter of 2013, while principal loss rates decreased 140 basis points to 3.8 percent for the fourth quarter of 2014.
2015 Guidance:
•
Revenue of $6.5 billion, a 23 percent increase. This is a decrease from $6.625 billion, a 25 percent increase, in the original guidance due to the strengthening of the U.S. dollar since the date of that guidance;

•	Core EPS of $14.80, an 18 percent increase; and
•	Diluted share count between 64 million to 64.7 million.
Despite unfavorable foreign exchange headwinds, the Company expects revenue of approximately $1.54 billion and core EPS of approximately $3.40, increases of 25 percent and 22 percent, respectively, for the first quarter of 2015.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
February 5, 2015

Conference Call
Alliance Data will host a conference call on Thursday, February 5, 2015 at 8:30 a.m. (Eastern Time) to discuss the Company's fourth-quarter and full-year 2014 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "65772680". The replay will be available at approximately 11:30 A.M. (Eastern Time) on Thursday, February 5, 2015.
About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ more than 15,000 associates at more than 100 locations worldwide. Alliance Data was named to Fortune magazine's 2014 list of World's Most Admired Companies.
Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.
Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend," "may," "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-

Alliance Data Systems Corporation
February 5, 2015

looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

Alliance Data Systems Corporation
February 5, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue	$1,485.8	$1,141.1	$5,302.9	$4,319.1
Operating expenses:
Cost of operations	935.6	705.8	3,360.3	2,658.3
Earn-out obligation	105.9	–	105.9	–
Provision for loan loss	143.4	130.3	425.2	345.8
Depreciation and amortization	88.4	55.2	313.1	216.1
Total operating expenses	1,273.3	891.3	4,204.5	3,220.2
Operating income	212.5	249.8	1,098.4	1,098.9
Interest expense, net:
Securitization funding costs	23.1	23.2	91.1	95.3
Interest expense on deposits	12.0	7.8	37.5	29.1
Interest expense on long-term and other debt, net	33.2	34.4	131.9	181.1
Total interest expense, net	68.3	65.4	260.5	305.5
Income before income taxes	144.2	184.4	837.9	793.4
Income tax expense	67.9	66.4	321.8	297.2
Net income	$76.3	$118.0	$516.1	$496.2
Less: net income attributable to non-controlling interest	9.1	–	9.8	–
Net income attributable to Alliance Data Systems Corporation stockholders	$67.2	$118.0	$506.3	$496.2

Per share data(1):
Basic – Net income attributable to Alliance Data Systems Corporation stockholders	$0.87	$2.40	$8.72	$10.09

Diluted – Net income attributable to Alliance Data Systems Corporation stockholders	$0.86	$1.79	$7.87	$7.42

Weighted average shares outstanding – basic	60.5	49.2	56.4	49.2
Weighted average shares outstanding – diluted	61.1	66.0	62.4	66.9

_______________

(1)Per share data: Net income attributable to Alliance Data Systems Corporation stockholders has been impacted by the accretion of redeemable non-controlling interest.

Alliance Data Systems Corporation
February 5, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2014	As of December 31, 2013
ASSETS
Cash and cash equivalents	$1,077.2	$969.8
Credit card receivables, net	10,673.7	8,069.7
Redemption settlement assets	520.3	510.3
Intangible assets, net	1,516.0	460.4
Goodwill	3,865.5	1,735.7
Other assets	2,611.3	1,498.4
Total assets	$20,264.0	$13,244.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Deferred revenue	$1,013.2	$1,137.2
Deposits	4,773.5	2,816.4
Non-recourse borrowings of consolidated securitization entities	5,191.9	4,591.9
Debt	4,209.2	2,800.3
Other liabilities	2,444.2	1,042.7
Total liabilities	17,632.0	12,388.5
Redeemable non-controlling interest	235.6	–
Stockholders' equity	2,396.4	855.8
Total liabilities and equity	$20,264.0	$13,244.3

Alliance Data Systems Corporation
February 5, 2015

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$516.1	$496.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	313.1	216.1
Deferred income taxes	(13.4)	42.9
Provision for loan loss	425.2	345.8
Non-cash stock compensation	72.5	59.2
Amortization of discount on debt	12.7	65.7
Earn-out obligation	105.9	–
Change in operating assets and liabilities	(96.6)	(151.3)
Originations of loan receivables held for sale	(5,271.7)	(1,674.7)
Sales of loan receivables held for sale	5,284.9	1,612.6
Other	(4.5)	(20.0)
Net cash provided by operating activities	1,344.2	992.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(59.7)	(54.6)
Change in restricted cash	0.8	39.4
Change in credit card receivables	(2,260.7)	(1,409.9)
Purchase of credit card portfolios	(953.2)	(46.7)
Capital expenditures	(158.7)	(135.4)
Payments for acquired businesses, net of cash acquired	(1,195.8)	–
Other	(109.8)	(1.2)
Net cash used in investing activities	(4,737.1)	(1,608.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	3,431.1	1,985.0
Repayments of borrowings	(1,835.2)	(1,300.2)
Proceeds from convertible note hedge counterparties	1,519.8	1,056.3
Repayments of convertible note borrowings	(1,864.8)	(1,861.3)
Issuances of deposits	3,820.9	1,989.6
Repayments of deposits	(1,863.7)	(1,401.6)
Non-recourse borrowings of consolidated securitization entities	2,670.0	2,268.3
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(2,070.0)	(1,807.4)
Purchase of treasury shares	(286.6)	(231.1)
Other	(5.4)	6.5
Net cash provided by financing activities	3,516.1	704.1
Effect of exchange rate changes on cash and cash equivalents	(15.8)	(11.8)
Change in cash and cash equivalents	107.4	76.4
Cash and cash equivalents at beginning of period	969.8	893.4
Cash and cash equivalents at end of period	$1,077.2	$969.8

Alliance Data Systems Corporation
February 5, 2015

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Segment Revenue:
LoyaltyOne	$397.8	$245.1	62%	$1,406.9	$919.5	53%
Epsilon	440.3	374.6	18%	1,522.4	1,380.3	10%
Private Label Services and Credit	653.7	526.4	24%	2,395.1	2,034.7	18%
Corporate/Other	0.2	–	nm	0.5	0.1	nm
Intersegment Eliminations	(6.2)	(5.0)	nm	(22.0)	(15.5)	nm
	$1,485.8	$1,141.1	30%	$5,302.9	$4,319.1	23%

Segment Adjusted EBITDA, net:
LoyaltyOne	$95.5	$67.5	41%	$307.5	$258.5	19%
Epsilon	101.9	93.3	9%	309.1	289.7	7%
Private Label Services and Credit	212.4	148.8	43%	920.9	791.7	16%
Corporate/Other	(26.8)	(19.9)	nm	(112.0)	(90.1)	nm
	$383.0	$289.7	32%	$1,425.5	$1,249.8	14%

Key Performance Indicators:
Private Label statements generated	57.6	50.9	13%	212.0	192.5	10%
Average receivables	$10,070.7	$7,767.2	30%	$8,750.1	$7,212.7	21%
Credit sales	$6,357.0	$4,836.5	31%	$18,948.2	$15,252.3	24%
AIR MILES reward miles issued	1,820.7	1,635.9	11%	5,500.9	5,420.7	1%
AIR MILES reward miles redeemed	1,012.8	1,092.0	(7)%	4,100.7	4,017.5	2%

nm-not meaningful

Alliance Data Systems Corporation
February 5, 2015

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Adjusted EBITDA and Adjusted EBITDA, net:	2014	2013	2014	2013
Net income	$76.3	$118.0	$516.1	$496.2
Income tax expense	67.9	66.4	321.8	297.2
Total interest expense, net	68.3	65.4	260.5	305.5
Depreciation and other amortization	30.1	22.9	109.7	84.3
Amortization of purchased intangibles	58.3	32.3	203.4	131.8
Stock compensation expense	22.7	15.7	72.5	59.2
Business acquisition costs	7.3	–	7.3	–
Earn-out obligation(1)	105.9	–	105.9	–
Adjusted EBITDA	$436.8	$320.7	$1,597.2	$1,374.2
Less: funding costs(2)	35.1	31.0	128.6	124.4
Less: adjusted EBITDA attributable to non-controlling interest	18.7	–	43.1	–
Adjusted EBITDA, net of funding costs and non-controlling interest	$383.0	$289.7	$1,425.5	$1,249.8

Core Earnings:
Net income	$76.3	$118.0	$516.1	$496.2
Add back acquisition related and non-cash non-operating items:
Stock compensation expense	22.7	15.7	72.5	59.2
Amortization of purchased intangibles	58.3	32.3	203.4	131.8
Non-cash interest expense (3)	5.0	11.7	29.6	86.2
Non-cash mark-to-market gain on interest rate derivatives	(0.1)	–	(0.3)	(8.5)
Business acquisition costs	7.3	–	7.3	–
Earn-out obligation	105.9	–	105.9	–
Income tax effect (4)	(50.6)	(20.2)	(119.7)	(95.5)
Core earnings	224.8	157.5	814.8	669.4
Less: core earnings attributable to non-controlling interest	14.0	–	30.5	–
Core earnings attributable to Alliance Data Systems Corporation stockholders	$210.8	$157.5	$784.3	$669.4

Weighted average shares outstanding – diluted	61.1	66.0	62.4	66.9
Core earnings attributable to Alliance Data Systems Corporation shareholders per share – diluted	$3.45	$2.39	$12.56	$10.01

(1) Represents additional contingent consideration associated with our acquisition of the 60 percent interest in BrandLoyalty.
(2) Represents interest expense on deposits and securitization funding costs.
(3) Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.
(4) Represents the tax effect related to the taxable non-GAAP measure adjustments using the effective tax rate, which excludes certain non-recurring items for each respective period.
(1) (

Alliance Data Systems Corporation
February 5, 2015

	Three months ended December 31, 2014
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$89.9	45.0	225.6	(148.0)	212.5
Depreciation and amortization	21.2	46.9	18.0	2.3	88.4
Stock compensation expense	3.1	10.0	3.9	5.7	22.7
Business acquisition costs	–	–	–	7.3	7.3
Earn-out obligation	–	–	–	105.9	105.9
Adjusted EBITDA	114.2	101.9	247.5	(26.8)	436.8
Less: funding costs	–	–	35.1	–	35.1
Less: adjusted EBITDA attributable to non-controlling interest	18.7	–	–	–	18.7
Adjusted EBITDA, net	$95.5	101.9	212.4	(26.8)	383.0

	Three months ended December 31, 2013
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$60.0	$52.1	$164.1	$(26.4)	$249.8
Depreciation and amortization	4.6	36.2	12.6	1.8	55.2
Stock compensation expense	2.9	5.0	3.1	4.7	15.7
Adjusted EBITDA	67.5	93.3	179.8	(19.9)	320.7
Less: funding costs	–	–	31.0	–	31.0
Less: adjusted EBITDA attributable to non-controlling interest	–	–	–	–	–
Adjusted EBITDA, net	$67.5	$93.3	$148.8	$(19.9)	$289.7

	Year ended December 31, 2014
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$250.3	$126.4	$976.7	$(255.0)	$1,098.4
Depreciation and amortization	88.7	157.4	58.9	8.1	313.1
Stock compensation expense	11.6	25.3	13.9	21.7	72.5
Business acquisition costs	–	–	–	7.3	7.3
Earn-out obligation	–	–	–	105.9	105.9
Adjusted EBITDA	350.6	309.1	1,049.5	(112.0)	1,597.2
Less: funding costs	–	–	128.6	–	128.6
Less: adjusted EBITDA attributable to non-controlling interest	43.1	–	–	–	43.1
Adjusted EBITDA, net	$307.5	$309.1	$920.9	$(112.0)	$1,425.5

	Year ended December 31, 2013
	LoyaltyOne	Epsilon	Private Label	Corporate	Total
Operating income (loss)	$229.7	$131.3	$852.7	$(114.8)	$1,098.9
Depreciation and amortization	18.0	140.0	52.3	5.8	216.1
Stock compensation expense	10.8	18.4	11.1	18.9	59.2
Adjusted EBITDA	258.5	289.7	916.1	(90.1)	1,374.2
Less: funding costs	–	–	124.4	–	124.4
Less: adjusted EBITDA attributable to non-controlling interest	–	–	–	–	–
Adjusted EBITDA, net	$258.5	$289.7	$791.7	$(90.1)	$1,249.8